Exhibit 10.1

ALASKA AIR GROUP, INC.

2004 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) dated                     , by and between ALASKA AIR GROUP, INC., a Delaware corporation (“Air Group”), and                      (the “Grantee”) evidences the nonqualified stock option (the “Option”) granted by Air Group to the Grantee as to the number of shares of Air Group’s Common Stock first set forth below.

Number of Shares of Common Stock[1]:		Award Date:

Exercise Price per Share[1]:	$	Expiration Date[1,2]:

Vesting1,2 The Option shall become vested as to 25% of the total number of shares of Common Stock subject to the Option on each of the first, second, third and fourth anniversaries of the Award Date.

The Option is granted under the Alaska Air Group, Inc. 2004 Long-Term Incentive Plan (the “Plan”) and subject to the Terms and Conditions of Nonqualified Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference) and to the Plan. The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Option set forth herein. The Grantee acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

GRANTEE	ALASKA AIR GROUP, INC. a Delaware Corporation

By:
William S. Ayer Chairman, President and CEO

CONSENT OF SPOUSE

In consideration of Air Group’s execution of this Option Agreement, the undersigned spouse of the Grantee agrees to be bound by all of the terms and provisions hereof and of the Plan.

Signature of Spouse:	Date:

[1]	Subject to adjustment under Section 16 of the Plan
[2]	Subject to early termination under Section 4 of the Terms and Section 13 of the Plan

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION

1. Vesting; Limits on Exercise; Incentive Stock Option Status.

The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Option Agreement. The Option may be exercised only to the extent the Option is vested and exercisable.

•	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 100 shares of Common Stock (subject to adjustment under Section 6 of the Plan) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

Notwithstanding any other provision herein or in the Plan, the Option, to the extent not then vested, shall become fully vested upon a Change in Control (as defined in Exhibit A attached hereto); provided, however, that such acceleration provision shall not apply if two-thirds or more of the Incumbent Directors (as defined in Exhibit A) then in office specifically determine in advance of the Change in Control that the Option shall not accelerate and shall continue in accordance with the terms hereof.

2. Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or under the Plan.

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Company, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Company, interferes in any way with the right of the Company at any time to terminate such employment or service, or affects the right of the Company to increase or decrease the Grantee’s other compensation.

3. Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of Air Group (or such other person as the Committee may require pursuant to such administrative exercise procedures as the Committee may implement from time to time) of:

•	a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Committee may require from time to time,

•	payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to Air Group, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Committee may adopt as to any non-cash payment) in shares of Common Stock already owned by the Grantee, valued at their Fair Market Value on the exercise date;

•	if required by the Committee, any written statements or agreements that the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements; and

•	satisfaction of the tax withholding provisions of Section 15 of the Plan.

The Committee also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Committee, or, subject to such procedures as the Committee may adopt, authorize a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option.

4. Early Termination of Option.

4.1 Possible Termination of Option upon Certain Corporate Events. The Option is subject to termination in connection with certain corporate events as provided in Section 13 of the Plan.

4.2 Termination of Option upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.1 above, if the Grantee ceases to be employed by or ceases to provide services to the Company, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Company is referred to as the Grantee’s “Severance Date”):

•	other than as expressly provided below in this Section 4.2, the Option (whether vested or not) shall terminate on the Severance Date;

•	if the termination of the Grantee’s employment or services is the result of the Grantee’s Retirement (as defined below), (a) the Option, to the extent not vested on the Severance Date and scheduled to vest at any time within the three-year period following the Severance Date, shall become fully vested as of the Severance Date, (b) the Grantee will have until the date that is three (3) years after the Grantee’s Severance Date to exercise the Option, provided, however, that any portion of the Option that becomes vested pursuant to the foregoing clause (a) shall become exercisable only at such times as such portion would have otherwise vested pursuant to the original vesting schedule as provided herein had the Grantee’s employment not terminated, (c) the Option, to the extent not vested on the Severance Date (after giving effect to the foregoing clause (a)), shall terminate on the Severance Date, and (d) the Option, to the extent exercisable at any time during the 3-year period following the Severance Date and not exercised on or prior to the last day of such period, shall terminate at the close of business on the last day of the 3-year period;

•

if the termination of the Grantee’s employment or services is the result of the Grantee’s death or Total Disability (as defined below), (a) the Option, to the extent not vested on the Severance Date, shall become fully vested as of the Severance Date, (b) the Grantee (or his beneficiary or personal representative, as the case may be) will have until the date that is three (3) years after the Grantee’s Severance Date to exercise the Option, and (c) the Option, to the extent exercisable for the three-year period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the three-year period.

For purposes of the Option, “Retirement” means that, as of the Grantee’s Severance Date, the Grantee has either (i) attained age 55 with at least five (5) full years of service with the Company, or (ii) has attained age 60, or (iii) is a participant in and is entitled to commence a benefit under a Company-sponsored defined benefit plan and has at least 10 years of service with the Company. For purposes of the Option, “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Committee).

In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 4.1. The Committee shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Option Agreement.

5. Non-Transferability.

The Option and any other rights of the Grantee under this Option Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Section 11 of the Plan.

6. Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to Air Group at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Company’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Company, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 6.

7. Plan.

The Option and all rights of the Grantee under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Option Agreement. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

8. Entire Agreement.

This Option Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 14 of the Plan. Such amendment must be in writing and signed by Air Group. Air Group may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

9. Governing Law.

This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

10. Effect of this Agreement.

Subject to Air Group’s right to terminate the Option pursuant to Section 13 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to Air Group.

11. Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12. Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

EXHIBIT A

DEFINITIONS

“Change in Control” means:

(a)	Air Group’s stockholders shall approve and there shall occur:

(i)	any consolidation or merger of Air Group in which Air Group is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of Air Group in which the holders of Air Group’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(ii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Air Group or Alaska Airlines; or

(iii)	the adoption of any plan or proposal for the liquidation or dissolution of Air Group or Alaska Airlines;

(b)	at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof, unless each new director during such two-year period was nominated or elected by the Incumbent Directors, or a committee of the Incumbent Directors (new directors nominated or elected by the Incumbent Directors or by a committee of the Incumbent Directors shall also be deemed to be Incumbent Directors); or

(c)	any “Person” (as such term is used in Section 13(d) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of then-outstanding securities of Air Group ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (“Voting Securities,” to be calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Common Stock) representing 20% or more of the combined voting power of the then-outstanding Voting Securities.